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                                                               EXHIBIT 99(a)

                            [NORTEK NEWS LETTERHEAD]



CONTACT:  Richard L. Bready, Chairman or
          Richard J. Harris, Vice President and Treasurer
          (401) 751-1600

RELEASE:  IMMEDIATE


                     NORTEK EXTENDS PLY GEM TENDER OFFER


PROVIDENCE, RI, August 26, 1997--Nortek, Inc. announced today that it has extended the expiration of its cash tender offer for all outstanding shares of common stock of Ply Gem Industries, Inc. at $19.50 per share, net to the seller in cash, from midnight EDT on August 25, 1997 to 10:15 a.m. EDT on August 26, 1997. The extension will allow Nortek to consummate the financing arrangements and transfer the funds required to complete the tender offer to its wholly-owned subsidiary NTK Sub, Inc. so it may accept for payment and purchase all shares tendered.

Based on information provided by the Depositary, a total of approximately 12,961,784 shares of Ply Gem (or approximately 93% of all outstanding shares of Ply Gem, when added to the shares then owned by Nortek) were validly tendered and not withdrawn pursuant to Nortek's cash offer for all outstanding shares of Ply Gem as of 5:00 p.m. EDT on August 25, 1997. Nortek expects to complete the tender offer today.





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Nortek is a leading manufacturer and distributor of high-quality, competitively priced products and systems for residential and commercial building and remodeling. Nortek is the U.S. leader in residential ventilation products and indoor-air-quality systems. Its principal businesses include building products and HVAC systems designed to add value and improve air quality for homes and businesses. Ply Gem is a major manufacturer and distributor of building and home improvement products used primarily in residential remodeling and construction. Principal products include vinyl and wood windows and doors, vinyl siding and accessories, skylights, specialty wood products and other home decor and improvements products.



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